August 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by
Eaton Vance Small-Cap Growth Fund
(copy attached), which we understand will be filed with the Securities and Exchange
Commission, pursuant to Item 77K of
Form N-SAR, as part of the Form N-SAR
of Eaton Vance Small-Cap Growth Fund
dated August 28, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP















Eaton Vance Management


The Eaton Vance Building
255 State Street, Boston, MA 02109
(617) 482-8260



August 16, 2007

PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110

Dear Sirs:

In accordance with the requirements of item
304 of Regulation S-K, please provide us with a letter(s) from your firm addressed to the Securities and Exchange Commission stating your agreement with the statements made in the enclosed attachments with respect to certain Eaton Vance Funds and Portfolios as referred to therein.

A copy of your letter will be filed with the Securities and Exchange Commission, along with the applicable statement as attached, as an exhibit to the respective Fund's or Portfolio's next Form N-SAR for the period ended June 30, 2007 (in accordance with
Item 77K of Form N-SAR).

Sincerely,



Barbara E. Campbell
Vice President, Eaton Vance Management












Applicable to Eaton Vance Balanced Fund,
Eaton Vance Large-Cap Value Fund, Eaton
Vance Small-Cap Growth Fund, Eaton
Vance Special Equities Fund, Eaton Vance
Tax Free Reserves, Eaton Vance Utilities
Fund, and Eaton Vance VT Worldwide
Health Sciences Fund

On August 6, 2007,
PricewaterhouseCoopers LLP, resigned in
the ordinary course as the Fund's
independent registered public accountants.

The reports of PricewaterhouseCoopers LLP on the Fund's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PricewaterhouseCoopers
LLP during the Fund's  two most recent
fiscal years and through August 6, 2007 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers
LLP, would have caused them to make
reference thereto in their reports on the Fund's financial statements for such years, and there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Fund approved Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the fiscal year ending
December 31, 2007.  To the best of the
Fund's knowledge, for the fiscal years ended
December 31, 2006 and December 31, 2005, and through August 6, 2007, the Fund did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or concerned the subject of a disagreement
(as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events
(as described in paragraph (a)(1)(v) of Item
304 of Regulation S-K).